Exhibit 10.15

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

AMONG

BLUE RIDGE CHINA PARTNERS, L.P.,

EI FUND II CHINA, LLC,

ZHANG YONG, YANG YUYAN

AND

XINYUAN REAL ESTATE, LTD.

DATED AS OF NOVEMBER 18, 2006

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of November 18, 2006, among Blue Ridge China Partners, L.P., a Cayman Islands exempted limited partnership (“Blue Ridge China”), EI Fund II China, LLC, a Delaware limited liability company (“EI” and together with Blue Ridge China, the “Purchasers”), Zhang Yong, a PRC national, Yang Yuyan, a PRC national (together with Zhang Yong, the “Management Shareholders” and individually, a “Management Shareholder”), and Xinyuan Real Estate, Ltd., a Cayman Islands company (the “Company”).

WHEREAS, the Company wishes to obtain equity financing, and the Purchasers are willing to invest in the Company on the terms and conditions herein set forth.

NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

As used herein, unless the context requires a different meaning, the following terms shall have the following meanings:

“2006 Budget” means the Company’s budget for the period from and after the date of this Agreement through the end of fiscal year 2006, a copy of which has been provided to the Purchasers prior to the date hereof.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Ancillary Businesses” means Xinyuan Property Management Co., Ltd., Zhengzhou Mingyuan Landscape Engineering Co., Ltd., Henan Xinyuan Real Estate Agency Co., Ltd., and Zhengzhou Xinyuan Computer Network Engineering Co., Ltd.

“Blue Ridge Shares” has the meaning set forth in Section 2.2(a).

“Business” means the business that the WFOE and the Operating Companies engage in, including the business of investing in real estate in the PRC.

“Business Day” means any day except a Saturday, a Sunday or a legal holiday in the City of New York or the PRC.

“Call” has the meaning set forth in Section 2.5(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Purchaser” has the meaning set forth in Section 9.9.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Group” means the Company, the WFOE and the Operating Companies, and any of the foregoing individually may sometimes be referred to as a “Member of the Company Group”.

“Company’s Indemnification Cap” has the meaning set forth in Section 10.1(b).

“Contract” means any agreement, arrangement or understanding, written or oral.

“Disclosure Schedule” means the disclosure schedule with respect to the representations and warranties of the Company Group contained in Article 4.

“FCPA” has the meaning set forth in Section 4.15.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, and as such principles have been applied on a consistent basis during the relevant time period.

“Governing Documents” means, with respect to the Company, the Memorandum of Association, and with respect to the WFOE or any Operating Company, its Articles of Association or other organizational documents, in each case as amended from time to time.

“Governmental Authorization” means any consent, approval, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any legislative or executive branch of any federal, state or local government (including municipalities), anywhere in the world (including the United States, the Cayman Islands and the PRC), and any agency, bureau, commission, court, department or other instrumentality thereof.

“Henan Acquisition” has the meaning set forth in Section 4.14.

“Henan Xinyuan” means Henan Xinyuan Real Estate Co., Ltd., a company organized under the laws of the PRC.

“Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Jiantou” means Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd.

“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Body.

“Lien” means any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and any lien related to any filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction), any right of first refusal, right to call, preemptive right or other right of another Person with respect to any property or asset, or any option, warrant or commitment of any kind or nature.

“Losses” has the meaning set forth in Section 10.1.

“Management Shareholders” has the meaning set forth in the preamble.

“Memorandum of Association” has the meaning set forth in Section 2.1.

“Non-Closing Purchaser” has the meaning set forth in Section 9.9.

“OFAC”, “OFAC Sanctions”, and “OFAC Sanctioned Person” have the meaning set forth in Section 4.27 of the Securities Purchase Agreement.

“Operating Company” means each of the Ancillary Businesses, Henan Xinyuan, Henan Wanzhong Real Estate Co., Ltd., Shandong Xinyuan Real Estate Co., Ltd. and Qingdao Xinyuan Real Estate Co., Ltd.

“Order” means any order, writ, injunction, decree, judgment, award, determination or written direction of any arbitrator or Governmental Body.

“Person” means any individual or entity, including any corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Body.

“PFIC” has the meaning set forth in Section 6.5(c).

“Plan” and “Plans” means the employment regulations, employee benefit regulations, and other employee-related regulations of the Company.

“PRC” means the People’s Republic of China.

“Preferred Shares” means the Series A Convertible Preferred Shares, par value $0.0001 per share, of the Company.

“Purchase Price” has the meaning set forth in Section 2.2(b).

“Purchased Securities” has the meaning set forth in Section 2.2(b).

“Purchasers” has the meaning set forth in the preamble.

“Qualified Public Offering” has the meaning ascribed to such term in the Memorandum of Association.

“Related Documents” means the Contracts and other documents listed on Schedule I hereto, as each may from time to time be amended, modified or supplemented in accordance with the terms hereof and thereof.

“Required Consents” has the meaning set forth in Section 4.4.

“Securities Act” means the Securities Act of 1933 of the United States, as amended, and, as applicable, any relevant securities laws of any state or non-U.S. jurisdiction (including the Cayman Islands and the PRC).

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of August 22, 2006, as amended, among the parties hereto.

“Shareholders Agreement” means that certain Shareholders Agreement, dated as of August 25, 2006, among the Company, the Purchasers and the shareholders of the Company party thereto, as the same may from time to time be amended, modified or supplemented in accordance with the terms hereof and thereof.

“Subsidiary” means, as to any Person, (i) a corporation or other entity whose shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned or controlled, directly or indirectly, by such Person, or (ii) a corporation or other entity of which a majority of the equity is owned, directly or indirectly, by such Person.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“U.S. Person” has the meaning set forth in Section 4.27 of the Securities Purchase Agreement.

“United States” or “U.S.” means the United States of America.

“WFOE” means Xinyuan Real Estate (Henan) Development, Ltd., a company organized under the laws of the PRC, which is a wholly foreign-owned enterprise 100% held by the Company under the laws of the PRC.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Authorization of Shares

On or prior to the Closing, the Company shall have authorized the issuance and sale to (i) Blue Ridge China of 9,422,627 Common Shares, and (ii) EI of 6,281,752 Common Shares, in each case having the rights, restrictions, privileges and preferences as set forth in the form of the Second Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit B (the “Memorandum of Association”).

Section 2.2 Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing:

(a) the Company agrees to issue and sell to Blue Ridge China, and Blue Ridge China agrees to purchase from the Company, 9,422,627 Common Shares for $9,000,000 (the “Blue Ridge Shares”); and

(b) the Company agrees to issue and sell to EI, and EI agrees to purchase from the Company, 6,281,752 Common Shares (such securities, together with the Blue Ridge Shares, are collectively referred to herein as the “Purchased Securities”) for $6,000,000 (such amount, together with the amount referred to in the immediately preceding paragraph (a), is collectively referred to herein as the “Purchase Price”).

Section 2.3 Closing

Subject to the terms and conditions of this Agreement, the Closing of the purchase and sale of the Purchased Securities (the “Closing”) shall take place at the offices of TransAsia Lawyers, at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of the conditions in Article 8 and Article 9, or at such other place and date prior to December 31, 2006 as the parties may agree (the “Closing Date”).

Section 2.4 Delivery of Share Certificates

Subject to the terms of this Agreement, as soon as practicable, and in no event more than ten (10) days after the Closing, the Company shall deliver to each Purchaser one or more certificates registered in such Purchaser’s name representing the Purchased Securities purchased by such Purchaser against payment of such Purchaser’s portion of the Purchase Price therefor by wire transfer of immediately available funds pursuant to the Company’s instructions. Within ten (10) days after the Closing, the Company shall deliver to each Purchaser a certified copy of its Register of Shareholders (as defined in the Articles of Association of the Company) reflecting their ownership of the Purchased Securities.

Section 2.5 Call on Blue Ridge Shares

Notwithstanding anything to the contrary herein:

(a) the Blue Ridge Shares issued to Blue Ridge China at Closing shall be nil paid, and shall be subject to call and forfeiture in accordance with the provisions of this Section 2.5;

(b) at Closing, the Company shall make a call on the Blue Ridge Shares in the aggregate amount of $9,000,000, payable on or prior to December 4, 2006 (the “Call”); and

(c) if the Call remains unpaid after December 4, 2006, promptly thereafter (i) the Blue Ridge Shares shall be automatically forfeited and cancelled with no further action by the Company, (ii) the right of Blue Ridge China to appoint a second member of the Board of Directors of the Company pursuant to the Shareholders Agreement and the Memorandum of Association shall automatically terminate, (iii) Blue Ridge China shall cause the person elected to serve as a director of the Company pursuant to Section 8.14(a) to resign as a director, (iv) the Purchasers and the Management Shareholders shall elect a person designated by the Management Shareholders as a director of the Company and (v) the parties shall take all other steps reasonably required to effect the provisions of this paragraph (c).

ARTICLE 3

USE OF PROCEEDS

Section 3.1 Use of Proceeds

The Company shall retain $1,000,000 of the proceeds from the sale of the Purchased Securities to pay expenses, and shall contribute the balance of the Purchase Price to the registered capital of the WFOE to use for general working capital purposes, including the expansion of the Business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

In order to induce each of the Purchasers to enter into this Agreement and the Related Documents to which it is a party, the Members of the Company Group and, only to the extent explicitly stated herein, the Management Shareholders, hereby jointly and severally represent and warrant to the Purchasers as follows:

Section 4.1 Organization, Good Standing and Qualification

The Company is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands and is duly qualified to do business as a foreign company in each additional jurisdiction where the failure to so qualify would have a material adverse effect on the Company. The WFOE and each Operating Company is a company duly organized, validly existing and in good standing under the laws of the PRC.

Section 4.2 Power and Authority

Each Member of the Company Group has all requisite power and authority to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement and the Related Documents to which it is a party, and, in the case of the Company, to issue, sell and deliver the Purchased Securities.

Section 4.3 Authorization, Execution and Enforceability

(a) The execution, delivery and performance by each Management Shareholder and each Member of the Company Group of this Agreement and the Related Documents to which each is a party have been duly authorized by all necessary corporate or other action on the part of such Management Shareholder or such Member of the Company Group and its respective shareholders. This Agreement and the Related Documents are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent the indemnification provisions contained in the Shareholders Agreement may be limited by any applicable securities laws.

(b) The issuance, sale and delivery of the Purchased Securities have been duly authorized by all necessary corporate action on the part of the Company and its shareholders.

Section 4.4 Consents

(a) Except as set forth on Section 4.4(a) of the Disclosure Schedule (the “Required Consents”), no consent of, notice to, or filing with any Governmental Body or any other Person, including any creditor or shareholder of any Member of the Company Group, is required to be made or obtained in connection with the execution, delivery and performance by any party (other than the Purchasers) of this Agreement or the Related Documents, or the Transactions, or as a condition to the legality, validity or enforceability of this Agreement or the Related Documents, or the offer, issuance, sale or delivery of the Purchased Securities except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Purchased Securities under applicable U.S. federal and state securities laws or the securities laws of the Cayman Islands or any other jurisdiction.

(b) All consents, approvals, permits and filings required under applicable Laws for the due and proper establishment and operation of any Operating Companies and the WFOE, have been duly obtained from the appropriate authorities and are in full force and effect. For the avoidance of doubt, the abovementioned includes any and all requirements of any Governmental Body, including, with respect to the Operating Companies, the WFOE and the Management Shareholders, registrations with: the PRC Ministry of Commerce, the PRC State Administration of Industry and Commerce, the PRC State Administration for Foreign Exchange, the PRC National Development and Reform Commission; the PRC Ministry of Construction; the PRC Ministry of Land and Resources, tax bureau, customs authorities, banks and the local counterpart of each of the aforementioned Governmental Bodies.

Section 4.5 No Conflicts

The execution and delivery of this Agreement and the Related Documents, and the consummation of the Transactions, will not, directly or indirectly (with or without notice or lapse of time): (a) breach any provision of any of the Governing Documents; (b) breach, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which any Member of the Company Group and their respective assets may be subject; (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Member of the Company Group or that otherwise relates to any Member of the Company Group or their respective businesses; (d) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract (as defined in Section 4.16 of the Securities Purchase Agreement); or (e) result in the imposition or creation of any Lien upon or with respect to the assets of any Member of the Company Group.

Section 4.6 Subsidiaries; Operating Companies

The Company has no direct Subsidiaries other than the WFOE, the WFOE has no direct Subsidiaries other than Henan Xinyuan, Henan Xinyuan has no direct Subsidiaries other than the Operating Companies, and none of the Operating Companies (other than Henan Xinyuan) has any Subsidiaries. The Company owns all of the equity of the WFOE, the WFOE owns all of the equity of Henan Xinyuan, and Henan Xinyuan owns all of the equity of the Operating Companies. Except for the WFOE pursuant to the Related Documents, no Person has any right to receive or participate in the revenue or income of any Operating Company.

Section 4.7 Capitalization, Issuance and Transfer of Shares

(a) Company Authorized Capital. The authorized share capital of the Company consists, or will consist immediately prior to the Closing, of 450,000,000 Common Shares, of which 60,000,000 are outstanding on the date hereof, and 50,000,000 Preferred Shares, of which 30,805,400 are outstanding on the date hereof. All of the outstanding Common Shares and Preferred Shares have been duly authorized and validly issued, and are fully paid. None of the outstanding Common Shares or Preferred Shares was issued in violation of the Securities Act or any other Law.

(b) Issuance of Purchased Securities. The Purchased Securities have been duly authorized and, when delivered to and paid for in full by the Purchasers as provided herein or in the Governing Documents, as the case may be, will be validly issued and fully paid, will be free and clear of all preemptive rights (other than as required by applicable Law) and Liens (other than the Call on the Blue Ridge Shares) except in each case as otherwise provided in the Related Documents, and will be entitled to the voting and other rights set forth in the Governing Documents. All preemptive rights of the Company’s shareholders in respect of the Transactions have been waived in writing.

(c) Sale of Purchased Securities. At the Closing, the Purchasers will receive the Purchased Securities sold under this Agreement free and clear of all preemptive rights and other Liens (other than the Call on the Blue Ridge Shares) except as otherwise provided in the Related Documents.

(d) Governing Documents. The Company has provided the Purchasers with correct and complete copies of the Governing Documents of the Company and of each Operating Company, as in effect on the date hereof. The Governing Documents of each Operating Company have been duly and validly authorized and adopted, and are valid and enforceable in accordance with the Law of the PRC, and have been duly filed and are in full force and effect. The Governing Documents of the Company (other than the Memorandum of Association, but including the Amended and Restated Memorandum and Articles of Association of the Company as adopted by the Company effective August 25, 2006) have been duly and validly authorized and adopted, and are valid and enforceable to the full extent under the Law of the Cayman Islands, and have been duly filed and are in full force and effect.

(e) Registration Rights. Except as set forth in the letter agreement, dated as of November 7, 2005, between Henan Xinyuan and Burnham Securities Inc., and the Shareholders Agreement, neither the Company, the WFOE nor any Operating Company has granted or agreed to grant any rights relating to registration of its securities under the Securities Act or any other Law other than pursuant to the Shareholders Agreement.

Section 4.8 Compliance with Securities Laws

The Company has not, either directly or through any agent, offered any securities to or solicited any offers to acquire any securities from, or otherwise approached, negotiated, or communicated in respect of any securities with, any Person in such a manner as to require that the offer or sale of such securities (including the Purchased Securities) be registered pursuant to the provisions of the Securities Act and the rules and regulations thereunder or any other Law, and neither the Company nor anyone acting on its behalf will take any action prior to the Closing that would cause any such registration to be required, including any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the Purchased Securities under the Securities Act or the rules and regulations thereunder. The issuance of the Purchased Securities are exempt from registration under the Securities Act. The Company has complied with all applicable laws in all issuances and purchases of its shares prior to the date hereof and has not violated any applicable Law in connection with any such issuances and purchases of its securities. Any notices required to be filed under federal, state or any non-U.S. securities and blue sky laws prior to or subsequent to the Closing shall be filed on a timely basis prior to or as so required. Except as set forth on Section 4.8 of the Disclosure Schedule, neither the Company nor any Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Purchased Securities has offered the same or any such securities for sale to, or solicited any offers to buy the same from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchasers and their respective Affiliates. Except as set forth on Section 4.8 of the Disclosure Schedule for securities which may be issuable under the Equity Incentive Plan (as defined in the Securities Purchase Agreement), at no time has the Company offered or sold any securities in the United States or to any Person resident or domiciled in the United States.

Section 4.9 Financial Statements

Attached as Section 4.9 of the Disclosure Schedule are true and complete copies of the consolidated and unconsolidated financial statements of the Operating Companies as at December 31, 2005 and as at October 31, 2006. Such financial statements are in accordance with the accounting records of the Operating Companies, and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Operating Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except for recurring year-end audit adjustments and accruals which are not material and any absence of notes required by GAAP.

Section 4.10 Material Liabilities

The Company was incorporated as an exempted company under the Companies Law (2004 Revision) of the Cayman Islands on January 27, 2006 and conducted no business or operations prior to August 22, 2006. The Company has no material liabilities on the date hereof except as set forth in this Agreement and the Securities Purchase Agreement, and in the Related Documents referred to herein and therein, and its only assets are the shares of the WFOE.

Section 4.11 Brokers

No Member of the Company Group has incurred any liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or similar payments in connection with the Transactions.

Section 4.12 OFAC Compliance

No Member of the Company Group, or to the knowledge of the Company, Jiantou is an OFAC Sanctioned Person. Each Member of the Company Group, and to the knowledge of the Company, Jiantou, and each of their respective Affiliates are in compliance with, and have not previously violated, the USA Patriot Act of 2001, as amended, and all other applicable U.S., Cayman Islands, and PRC anti-money laundering laws and regulations. None of (i) the purchase and sale of the Purchased Securities, (ii) the use of the Purchase Price, (iii) the execution, delivery and performance of this Agreement, or any of the Related Documents, or (iv) the consummation of the Transactions, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including without limitation the Purchasers, of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, Cayman Islands, or the PRC.

Section 4.13 Solvency

Immediately prior to, and immediately subsequent to, the consummation of the sale of the Purchased Securities pursuant to this Agreement, each of the Company Group will be solvent. For purposes of this Agreement, “solvent” shall mean, with respect to any Person, (i) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (iv) such Person has the ability to pay its debts as they become due, and does not intend to, or believe or reasonably should have believed that it will, incur debts beyond its ability to repay as they become due.

Section 4.14 Other Acquisitions

(a) The acquisition by the WFOE of one hundred percent (100%) of the issued and outstanding capital stock of Henan Xinyuan from the Management Shareholders (the “Henan Acquisition”) has been duly completed pursuant to the terms of the Henan Acquisition Agreement (as defined in the Securities Purchase Agreement), without any waiver or modification of any of the terms thereof, and all of the necessary permits and licenses in respect of the Henan Acquisition have been obtained under applicable Law. The Henan Acquisition Agreement is valid and enforceable under applicable Law.

(b) The Purchasers have been provided with true and complete copies of the definitive acquisition agreements relating to the purchase and sale of the Ancillary Businesses as contemplated by Section 6.12(c) of the Securities Purchase Agreement. Such acquisition agreements have been duly executed and delivered by the Management Shareholders, are in full force and effect, and are valid and enforceable under applicable Law. All of the necessary consents, approvals, filings, permits and licenses in respect of such acquisitions have been obtained under applicable Law.

Section 4.15 U.S. Foreign Corrupt Practices Act

None of the Company Group, or to the knowledge of the Company, Jiantou, nor any their respective Affiliates, directors, officers, agents or employees is currently making, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, nor will the Purchase Price be given, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof, candidate for foreign political office, or official of a state-controlled entity or public international organization, for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company Group, or to the knowledge of the Company, Jiantou, or any of their respective Affiliates to obtain or retain business for, or direct business to the Company any of its Subsidiaries, or to the knowledge of the Company, Jiantou, or any their respective Affiliates, as applicable. None of the Company Group, or to the knowledge of the Company, Jiantou, nor any their respective Affiliates is currently making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

Section 4.16 Disclosure

(a) No statement made by or on behalf of any Member of the Company Group in (i) this Agreement, (ii) any certificates delivered pursuant to this Agreement, or (iii) any financial or other information delivered or made available to the Purchasers since August 25, 2006 (including but not limited to information regarding the Ancillary Businesses) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(b) None of the Members of the Company Group is aware of any facts pertaining to any Member of the Company Group or its Affiliates, or the Business or their respective assets, which could adversely affect any Member of the Company Group or its Affiliates, or the Business or their respective assets, and which have not been disclosed in this Agreement (including the Disclosure Schedule), or otherwise disclosed to the Purchasers by the Company in writing.

Section 4.17 Performance of Covenants and Obligations

Except as set forth in Section 4.17 of the Disclosure Schedule or as contemplated by Section 9.10 of this Agreement, and only to the extent required to do so as of the date hereof, each Member of the Company Group has performed and complied with each of its covenants and obligations under the Securities Purchase Agreement and the Related Documents (which for purpose of this Section 4.17 shall have the meaning ascribed to such term in the Securities Purchase Agreement) to be performed or complied with after the Closing thereunder.

Section 4.18 Incorporation of Representations and Warranties

The representations and warranties set forth in Sections 4.7(b), (c), (e) and (h), 4.10(b), 4.11 through 4.25 (inclusive), 4.28, 4.30, 4.31, 4.33 and 4.36 of the Securities Purchase Agreement (and the related definitions) are hereby incorporated by reference into this Agreement for all purposes hereof with the same force and effect as though set forth in full in this Article 4, provided, that references in such representations and warranties to the Disclosure Schedule attached to the Securities Purchase Agreement shall, for purposes of this Agreement, be deemed to refer to the Disclosure Schedule attached to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser, severally and not jointly, hereby represents and warrants, as to itself but not as to any other Purchaser, to the Company as follows

Section 5.1 Organization and Good Standing

Such Purchaser is a company, corporation or an exempted limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 5.2 Power and Authority

Such Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Related Documents to which it is a party.

Section 5.3 Authorization, Execution and Enforceability

(a) The execution, delivery and performance by such Purchaser of this Agreement and the Related Documents to which it is a party have been duly authorized by all necessary corporate or limited partnership action, as applicable, on the part of such Purchaser. This Agreement and the Related Documents to which such Purchaser is a party are legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms.

(b) Except as set forth on Section 5.3 of the Disclosure Schedule, no consent of, notice to, or filing with any Governmental Body or any other Person, including any creditor or shareholder of the Company, is required to be made or obtained in connection with the execution, delivery and performance by such Purchaser of this Agreement or the Related Documents to which it is a party, or the Transactions, or as a condition to the legality, validity or enforceability of this Agreement or the Related Documents to which it is a party, or the offer, issuance, sale or delivery of the Purchased Securities.

Section 5.4 Investment Representations

(a) Such Purchaser is acquiring the Purchased Securities for its own account not as a nominee or agent, and not with a view to the distribution of any part thereof, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to other Person, with respect to any of the Purchased Securities. Such Purchaser understands that such Purchased Securities must be held indefinitely unless they are registered under the Securities Act or an exemption from such registration is available, and that such Purchased Securities may be transferred only in accordance with the Shareholders Agreement.

(b) Such Purchaser understands that the purchase of the Purchased Securities involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the Purchased Securities for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of its investment in, the Purchased Securities. In addition, by virtue of its expertise, the advice available to it and previous investment experience, such Purchaser has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement. Such Purchaser represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

(c) If such Purchaser is not a “United States Person” (as defined in Section 7701(a)(30) of the Code and is not acquiring the securities for the account or benefit of any United States Person, within the meaning of Regulation S under the Securities Act, such

Purchaser (i) agrees not to resell the Purchased Securities except in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act, (ii) agrees that any certificates representing the Purchased Securities issued to the Purchaser shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions with regard to such securities may not be conducted unless in compliance with the Securities Act, (iii) agrees that the Company is hereby required to refuse to register any transfer of any securities issued to the Purchaser not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (iv) represents that it has satisfied itself as to the full observance of the laws of the jurisdiction of its organization in connection with any invitation to subscribe for the Purchased Securities, including (w) the legal requirements of the jurisdiction of its organization for the purchase of Purchased Securities, (x) any foreign exchange restrictions applicable to such purchase, (y) any governmental or other consents that may need to be obtained, and (z) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Purchased Securities, and (iii) represents that its subscription and payment for and continued beneficial ownership of the Purchased Securities will not violate any applicable securities or other laws of the jurisdiction of its organization.

(d) In addition to any legend described above, such Purchaser understands that the certificates evidencing the Purchased Securities may bear a legend as set forth in the Shareholders Agreement.

(e) Such Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Securities and the business, management, properties, prospects and financial condition of the Company.

(f) Such Purchaser understands that the Purchased Securities it is purchasing are characterized as “restricted securities” under the Securities Act laws because they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold absent registration under the Securities Act only in certain limited circumstances. Such Purchaser further understands that no public market now exists for any of the securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s securities.

Section 5.5 No Conflicts

To the knowledge of such Purchaser, the execution and delivery of this Agreement and the Related Documents, and the consummation of the Transactions, will not, directly or indirectly (with or without notice or lapse of time): (a) breach any provision of any of its memorandum and articles of association or other organizational documents, as amended; (b) breach in any material respect any Law or Order to which such Purchaser and its respective assets may be subject; or (c) result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by such Purchaser.

Section 5.6 Exculpation Among Purchasers

Such Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors and the Management Shareholders, in making its investment or decision to invest in the Company. Such Purchaser agrees that no Purchaser nor any of its Affiliates or any controlling persons, members, officers, directors, partners, agents or employees of any Purchaser or its Affiliates shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Purchased Securities.

ARTICLE 6

COVENANTS OF THE COMPANY AND THE MANAGEMENT SHAREHOLDERS

Section 6.1 Operation of Business

Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the WFOE to, and the Management Shareholders shall cause each Operating Company to, conduct its business only in the ordinary course of business as currently conducted and as proposed to be conducted, and otherwise in compliance with the Governing Documents and the Shareholders Agreement.

Section 6.2 Required Consents

As promptly as practicable after the date of this Agreement, each Member of the Company Group shall make all filings required by Law to be made by it in order to consummate the Transactions, and shall cooperate with the Purchasers with respect to all filings that any Purchaser elects to make or shall be required by Law to make in connection with the Transactions and in obtaining all Required Consents.

Section 6.3 Notification

Between the date of this Agreement and the Closing Date, the Company shall promptly notify the Purchasers in writing if the Company becomes aware of (a) any fact or condition that makes any Member of the Company Group’s representations and warranties untrue as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would make any Member of the Company Group’s representations and warranties untrue had such representation or warranty been made as of the date of the occurrence of such fact or condition, (c) any breach of any Member of the Company Group’s covenants in this Agreement, or (d) any fact or condition that could reasonably be expected to make the satisfaction of the conditions in Article 8 unlikely or impossible. Should any such fact or condition require any change to the Disclosure Schedule, the Company shall promptly deliver to the Purchasers a supplement to the Disclosure Schedule specifying such change; provided, that such delivery shall not affect any rights of the Purchasers hereunder.

Section 6.4 Reasonable Best Efforts

Each Member of the Company Group shall use its reasonable best efforts to cause the conditions in Article 8 to be satisfied.

Section 6.5 Tax Matters

Without limiting the rights of the Purchasers under Section 6.9 of the Securities Purchase Agreement, for so long as Blue Ridge China or EI holds at least 25% of the number of Common Shares purchased by it under this Agreement:

(a) the Company shall, and shall cause the WFOE and the Operating Companies and any other Subsidiaries to, promptly and timely make any tax elections pursuant to the Code or any other applicable Law as may be required by the Purchasers in their sole discretion;

(b) prior to a Qualified Public Offering, the Company shall not, without the written consent of the Purchaser, issue or transfer shares (or rights to acquire shares) in the Company, and shall use its reasonable best efforts (and the Management Shareholders shall use their reasonable best efforts) to not permit issuances or transfers of shares or ownership interests (or rights to acquire ownership interests) in any Person who directly or indirectly owns shares in the Company, to any Person if following such issuance or transfer the Company, in the determination of counsel or accountants for the Purchaser, would be a “Controlled Foreign Corporation” (a “CFC”) as defined in the Code with respect to the shares held by any Purchaser. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Purchasers: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide the Purchasers with access to such other Company information as may be reasonably required by such Purchasers to determine the Company’s status as a CFC, to determine whether each such Purchaser is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow such Purchasers to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for the Purchasers to be a CFC as defined in the Code (or any successor thereto) with respect to the shares held by any Purchaser, the Company agrees to use commercially reasonable efforts to avoid generating for any taxable year in which the Company is a CFC, “subpart F income,” as such term is defined in Section 952 of the Code;

(c) the Company shall use its reasonable best efforts to avoid being a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code (or any successor thereto). In furtherance of the foregoing, the Company shall (no less frequently than as of the end of each calendar year and at such other times as it determines in good faith to be appropriate), in consultation with its professional advisors, take such reasonable steps as necessary to determine whether the Company could reasonably be expected to be classified as a PFIC or whether there is a material risk that it could be classified as a PFIC. The Company will promptly inform the Purchasers at any time that it determines that it could reasonably be expected to be so classified or there is a material risk thereof, and it will cooperate with the Purchasers in taking such actions as required by the first sentence of this paragraph (c) to avoid being a PFIC. In connection with a “Qualified Electing Fund” election made by any Purchaser pursuant to Section 1295 of the Code (or any successor thereto), the Company shall provide annual financial information to the Purchasers in a PFIC Annual Information Statement in such reasonable form as provided by the Purchasers and shall provide the Purchasers with access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election;

(d) The representations, warranties and covenants in the forgoing paragraphs (b) and (c) shall be applicable with respect to each Subsidiary of the Company that would be classified as a corporation for U.S. Federal income tax purposes, and the Company shall cause such Subsidiary to comply with the foregoing as if such Subsidiary (and not just the Company) were named in such paragraphs. The Company shall also obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing paragraphs and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing provisions of this Section 6.5; and

(e) except to the extent that the Purchasers elect otherwise, and only if requested by the Purchasers, the Company shall take such reasonable actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes;

provided that, all third-party reasonable fees and expenses in excess of $20,000 per year associated with the Company complying with this Section 6.5 and with Section 6.9 of the Securities Purchase Agreement shall be borne by the Purchasers.

Section 6.6 Foreign Exchange Settlement and Repatriation

Following the Closing Date and during the WFOE’s operational term, with such term to be approved by the Purchasers, the Company and Management Shareholder shall cause the WFOE’s capital to be freely and timely converted from foreign exchange into RMB according to the business needs approved by the Purchasers and all of the WFOE’s profits to be freely and timely repatriated to the Company.

Section 6.7 Transfers of Property in HeFei and Suzhou

As soon as reasonably practicable following the Closing Date, the Company will cause the real property acquired by the WFOE in HeFei and Suzhou to be transferred to newly formed wholly owned Subsidiaries of the WFOE in compliance with applicable Law.

Section 6.8 Revised 2007 Budget

On or prior to December 31, 2006, the Company shall deliver to the Purchasers the revised 2007 Budget, which shall be in form and substance reasonably satisfactory to the Purchasers.

ARTICLE 7

COVENANTS OF THE PURCHASERS

Section 7.1 Required Consents

As promptly as practicable after the date of this Agreement, each Purchaser shall make all filings required by Law to be made by it to consummate the Transactions. Each Purchaser shall cooperate with the Company with respect to all filings the Company shall be required by Law to make and in obtaining all Required Consents; provided, that no Purchaser shall be required to dispose of any of its assets or properties, or make any change to its business, or expend any material funds in order to comply with this Section 7.1.

Section 7.2 Notification

Between the date of this Agreement and the Closing Date, each Purchaser shall promptly notify the Company in writing if such Purchaser becomes aware of (a) any fact or condition that makes any of its representations and warranties untrue as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would make any of its representations and warranties untrue had such representation or warranty been made as of the date of the occurrence of such fact or condition, (c) any breach of any of its covenants in this Agreement, or (d) any fact or condition that could reasonably be expected to make the satisfaction of the conditions in Article 9 unlikely or impossible.

ARTICLE 8

CONDITIONS TO PURCHASERS’ CLOSING OBLIGATIONS

The obligations of the Purchasers to consummate the Transactions to be effected at the Closing are subject to the fulfillment or waiver on or before the Closing Date of each of the conditions set forth in this Article 8.

Section 8.1 Accuracy of Representations

All representations and warranties of each Member of the Company Group in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing Date as if made on and as of such date, without giving effect to any supplement to the Disclosure Schedule; provided, that each of the representations and warranties in this Agreement that contains an express materiality qualification shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing Date as if made on and as of such date, without giving effect to any supplement to the Disclosure Schedule.

Section 8.2 Performance of Covenants

All of the covenants and obligations that any Member of the Company Group is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

Section 8.3 Required Consents

Each of the Required Consents, including with respect to the Operating Companies, shall have been obtained in a form and substance reasonably acceptable to the Purchasers and shall be in full force and effect, and the Company shall have delivered copies thereof to the Purchasers. None of such Required Consents shall be subject to conditions that are unacceptable to the Purchasers in their reasonable judgment.

Section 8.4 No Adverse Proceedings

There shall not be existing or threatened against any Purchaser or any Member of the Company Group by any Governmental Body any action, claim, suit or other proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transactions.

Section 8.5 Changes in Law

After the date hereof, no Law or interpretation thereof shall have been enacted or made, nor shall any Order have been issued, by or on behalf of any Governmental Body, which, in the Purchasers’ reasonable judgment, would materially and adversely affect foreign investments in the PRC (including any Law, interpretation or Order limiting the ownership or control of domestic business ventures by foreign Persons, or the ability of foreign Persons to repatriate funds held by domestic business ventures) or would otherwise materially and adversely affect the Purchased Securities or the benefits expected to be derived by the Purchasers from the purchase of the Purchased Securities or by the Company from the sale of the Purchased Securities.

Section 8.6 Certain Documents

As of the Closing Date, each of the following documents shall have been duly executed and delivered by the parties thereto (other than the Purchasers), each in substance and form satisfactory to the Purchasers, and each such document shall be in full force and effect and filed, as required or appropriate, with applicable Governmental Authorities, and no term or condition thereof shall have been supplemented, amended, modified or waived without the Purchasers’ prior written consent, and any transactions contemplated thereby shall have been consummated (or will be consummated concurrently with the Closing) in accordance with the terms and conditions thereof:

(a) the Related Documents, and

(b) any other Contract or document reasonably requested by the Purchasers.

Section 8.7 Officer’s Certificate

The Company shall have delivered to each of the Purchasers a certificate of the President (or comparable officer) of the Company, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 8.1 through Section 8.6 and Section 8.12.

Section 8.8 No Conflict

Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause any Purchaser to suffer any adverse consequence under any applicable Law or Order.

Section 8.9 Secretary’s Certificates

The Company shall have delivered to each of the Purchasers a certificate of the Secretary of the Company, dated the Closing Date, attaching (i) correct and complete copies of the Governing Documents then in effect, (ii) correct and complete copies of all resolutions of the Board of Directors of the Company relating to the Transactions, and (iii) a certificate of good standing of the Company issued by the applicable Governmental Body no earlier than five Business Days before the Closing Date.

Section 8.10 Opinions of Counsel

(a) On the Closing Date, each Purchaser shall have received from King & Wood, counsel to the Company and the Management Shareholders, an opinion addressed to the Purchasers, dated as of the Closing Date, in form and substance reasonably acceptable to the Purchasers and similar to the legal opinion delivered to the Purchasers by King & Wood pursuant to the Securities Purchase Agreement.

(b) On the Closing Date, each Purchaser shall have received from Maples and Calder, counsel to the Company, an opinion addressed to the Purchasers, dated as of the Closing Date, reasonably acceptable to the Purchasers and similar to the legal opinion delivered to the Purchasers by Maples and Calder pursuant to the Securities Purchase Agreement.

Section 8.11 Proceedings and Documents

As of the Closing Date, all corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request. The Memorandum of Association shall have been duly and validly adopted conditional upon, and with effect immediately before, the Closing.

Section 8.12 Budgets

The Company shall have operated in compliance with the 2006 Budget prior to the Closing Date.

Section 8.13 Acquisition of Ancillary Businesses

The acquisition by Henan Xinyuan of one hundred percent (100%) of the issued and outstanding capital stock of each of the Ancillary Businesses from the Management Shareholders shall have been duly completed pursuant to the terms of the acquisition agreements referred to in Section 4.14(b), without any waiver or modification of any of the terms thereof.

Section 8.14 Board of Directors

(a) Mr. Angus Lo (or such other person designated by Blue Ridge China) shall have been elected to serve on the Company’s Board of Directors in accordance with the Shareholders Agreement, and each Purchaser shall have received a certificate by the Secretary of the Company, reasonably satisfactory to the Purchasers, certifying as to the foregoing and attaching copies of required resolutions, and other evidence of effecting the foregoing shall have been delivered to the Purchasers.

(b) Mr. Xuan Hao shall have resigned as a director of the Company.

ARTICLE 9

CONDITIONS TO THE COMPANY’S AND THE

MANAGEMENT SHAREHOLDERS’ CLOSING OBLIGATIONS

The obligations of the Company and the Management Shareholders to consummate the Transactions to be effected at the Closing are subject to the fulfillment or waiver on or before the Closing Date of each of the conditions set forth in this Article 9.

Section 9.1 Accuracy of Representations

All of the Purchasers’ representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if made on and as of such date; provided, that each of the representations and warranties in this Agreement that contains an express materiality qualification shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on and as of such date.

Section 9.2 Performance of Covenants

All of the covenants and obligations that the Purchasers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

Section 9.3 Officer’s Certificate

Each of the Purchasers shall have delivered to the Company and the Management Shareholders a certificate of an appropriate officer or director thereof, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2.

Section 9.4 Payment of Purchase Price

Each of the Purchasers shall have delivered such Purchaser’s portion of the Purchase Price to the Company due at Closing.

Section 9.5 No Adverse Proceedings

Since the date of this Agreement, there shall not have been commenced or threatened against any Member of the Company Group by any Governmental Body any action, claim, suit or other proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transactions.

Section 9.6 No Conflict

Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause the Company to suffer any adverse consequence under any applicable Law or Order.

Section 9.7 Proceedings and Documents

As of the Closing Date, all corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

Section 9.8 Related Documents

As of the Closing Date, each of the Related Documents to which a Purchaser is a party shall have been duly executed and delivered by such Purchaser and shall be in full force and effect.

Section 9.9 Closing by One Purchaser Only

If (a) any of the conditions set forth in this Article 9 with respect to a Purchaser are not satisfied or waived (such Purchaser, the “Non-Closing Purchaser”), (b) all of the conditions set forth in this Article 9 with respect to the other Purchaser are satisfied or waived (such Purchaser, the “Closing Purchaser”), and (c) all of the conditions set forth in Article 8 are satisfied or waived, then upon written notice by the Closing Purchaser to the Non-Closing Purchaser (with a copy to the Company), all of the Non-Closing Purchaser’s rights hereunder shall be deemed to have been assigned and all of the Non-Closing Purchaser’s obligations hereunder shall be deemed to have been delegated to the Closing Purchaser (including with respect to the purchase of the Purchased Securities and payment of the Purchase Price), and the Non-Closing Purchaser shall no longer be a Purchaser for purpose of this Agreement or a party to any Related Document.

Section 9.10 Waiver of Joint Venture Covenant

In connection with the transactions contemplated by Section 8.13 of this Agreement, each of the Purchasers shall have delivered to the Company and Zhang Yong a letter in form satisfactory to the Company and Zhang Yong waiving the requirements of Section 6.12(b) of the

Securities Purchase Agreement and providing written consent pursuant to Section 6.12(a) of the Securities Purchase Agreement for the release of $1,250,000, or such equivalent in RMB, from escrow to Zhang Yong as partial consideration for the sale of the Ancillary Businesses by the Management Shareholders to Henan Xinyuan pursuant to the terms of the acquisition agreements referred to in Section 4.14(b).

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification

(a) The Company agrees to indemnify, defend and hold harmless the Purchasers and their respective Affiliates, and the partners, members, shareholders, managers, directors, employees and agents of each of the foregoing, from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, diminution in value of securities, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, “Losses”), resulting from, arising out of, or imposed upon or incurred by any Person to be indemnified hereunder by reason of (i) any breach of any representation, warranty, covenant or agreement of the Company or the Management Shareholders contained in this Agreement or any agreement, certificate or document executed and delivered by the Company or any other Member of the Company Group pursuant hereto or in connection with any of the Transactions or (ii) any matter set forth on Schedule II.

(b) Notwithstanding anything herein to the contrary, the Company shall not be obligated to indemnify the Purchasers under this Section 10.1 in excess of an aggregate amount of $15,000,000 (the “Company’s Indemnification Cap”); provided, however, that the Company’s Indemnification Cap shall not apply to any Company indemnification obligations arising out of, relating to or resulting from fraud or intentional misrepresentation by the Company or the Management Shareholders.

Section 10.2 Procedures

Whenever a claim shall arise for indemnification under this Article 10, with the exception of claims for litigation expenses to be funded on an ongoing basis, the Person entitled to indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim. Failure of an Indemnified Party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, elect by notice to the Indemnified Party to assume the defense; provided, however, that the Indemnifying Party makes such election within 15 days after delivery of notice of claim from the Indemnified Party and agrees in writing to pay the full amount of such indemnification to the Indemnified Party. If an Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall be entitled to select counsel satisfactory to the Indemnified Party and take all steps necessary in the settlement or defense thereof; provided, that no settlement shall be made without the prior written consent of the Indemnified Party unless the settlement involves only payment of money damages by the Indemnifying Party and a release of the Indemnified Party from all liability. The Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation (after giving notice of the same to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of Section 10.1.

Section 10.3 Survival; Right to Indemnification Not Affected by Knowledge

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the certificate delivered pursuant to Section 8.7, and any other certificate or document delivered pursuant to this Agreement or any of the Related Documents will survive for a period of three years following the Closing; provided, however, that all representations and warranties made as of the date hereof by incorporation into this Agreement by reference pursuant to Section 4.17 of this Agreement that relate to Section 4.17 (Employment Matters) and Section 4.23 (Taxes) of the Securities Purchase Agreement shall survive until 30 days after the expiration of the respective statute of limitations applicable thereto. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and agreements.

ARTICLE 11

TERMINATION

Section 11.1 Termination Events

By notice given prior to the Closing, this Agreement may be terminated as follows:

(a) by agreement of the Purchasers and the Company;

(b) by Blue Ridge China as to itself and by EI as to itself, if a material breach of any provision of this Agreement has been committed by any Member of the Company Group, which breach shall not be cured within a period of five (5) Business Days of receipt of written notice thereof from such Purchaser;

(c) by the Company or the Management Shareholders, if a material breach of any provision of this Agreement has been committed by a Purchaser, which breach shall not be cured within a period of five (5) Business Days of receipt of written notice thereof from the Company or the Management Shareholders, which notice shall be sent to each of the Purchasers; provided that a breach by the Non-Closing Purchaser shall not entitle the Company or the Management Shareholders to terminate this Agreement if the Closing Purchaser notifies the Company within such five (5) Business-Day period that it intends to send the notice referred to in Section 9.9, or if the Closing Purchaser sends such notice within such five (5) Business-Day period; and

(d) by the Purchasers, the Management Shareholders or the Company if the Closing has not occurred on or before December 31, 2006, provided that such right of termination shall not be exercisable by any party which is then in material breach of this Agreement.

Section 11.2 Effect of Termination

Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 11.2 and Article 12 shall survive the termination of this Agreement; provided, that no such termination shall relieve any party of liability for any breach of this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Entire Agreement

This Agreement, together with the Related Documents, merges all previous negotiations and agreements among the parties hereto, either oral or written, and constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Securities Purchase Agreement and the Related Documents referred to therein shall remain in full force and effect except to the extent expressly modified by this Agreement or the Related Documents referred to herein.

Section 12.2 Amendments; Waivers

No amendment, modification, or waiver of any provision of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

Section 12.3 Severability

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person.

Section 12.4 Assignment

The rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. This Agreement may not be assigned (by operation of Law or otherwise) without the prior written consent of the parties; provided, that any Purchaser may assign its rights and delegate its duties hereunder to any of its Affiliates upon written notice to the Company and the other Purchasers, which notice shall identify the assignee, so long as such Purchaser remains liable for the performance of such Affiliate.

Section 12.5 Third Parties

Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 12.6 Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered in accordance with the provisions of Section 12.6 of the Securities Purchase Agreement, except that the address of the Company (including copy recipients) shall be deleted and replaced with the following address (it being agreed that the following address shall be deemed to replace the address of the Company (including copy recipients) in Section 12.6 of the Securities Purchase Agreement for all purposes of the Securities Purchase Agreement):

Xinyuan Real Estate, Ltd.

No. 18 Xinyuan Road

Zhengzhou, Henan 450011

Attention: Zhang Yong

Fax: +86-0371-65651686

E-mail: zyong63@163.com

with a required copy (which shall not by itself constitute notice) to:

Baker & McKenzie LLP

BCE Place, 181 Bay Street, Suite 2100

Toronto, Canada M5J 2T3

Attention: Omer Ozden, Esq.

Fax: (416) 863-6275

Email: omer.ozden@bakernet.com

with required copies (which shall not by itself constitute notice) to the Purchasers and to the Management Shareholders at the addresses provided in Section 12.6 of the Securities Purchase Agreement (including copy recipients).

Section 12.7 Expenses

At the Closing, the Company shall reimburse the Purchasers for all of their reasonable costs and expenses, including the fees and expenses of any attorney or tax advisor retained by them, that they shall have incurred in connection with the legal, accounting and commercial due diligence process, the negotiation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions provided, that such reimbursement shall be limited to a maximum of $75,000. The Company or the Management Shareholders, as the case may be, shall also reimburse the Purchasers on demand for their reasonable costs (including attorneys’ fees and expenses) of enforcing any provision of this Agreement or the Related Documents in the event of a breach by any Member of the Company Group; provided, that such reimbursement shall be limited to a maximum of $250,000 per claim.

Section 12.8 Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without application of principles of conflicts of law.

Section 12.9 Specific Performance

The parties agree that irreparable damage will occur in the event that either party fails to consummate the Transactions in accordance with the terms of this Agreement, and that the parties shall therefore be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

Section 12.10 Submission to Jurisdiction

Any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be resolved by arbitration in accordance with the provisions of Section 12.10 of the Securities Purchase Agreement. The parties hereby consent to the exclusive jurisdiction of (i) the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, and (ii) courts with appropriate jurisdiction to hear such matters in Hong Kong, Special Administrative Region, for temporary injunctive or other relief in aid of arbitration or to prevent irreparable harm and to the non-exclusive jurisdiction of such courts for enforcement of any award by the arbitrators.

Section 12.11 Interpretation

As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or”, (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to,” (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement, (d) when a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated, and (e) the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number and any other gender as the context of this Agreement requires.

Section 12.12 Counterparts

This Agreement may be executed in two or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

Section 12.13 Confidentiality

No Member of the Company Group shall, and each Member of the Company Group shall cause their respective affiliates and advisors, and their respective directors, officers and representatives not to, disclose to anyone the fact that the Purchasers have executed this Agreement, or disclose to or discuss with anyone the terms of this Agreement, without the prior written consent of the Purchasers, except to their officers and advisors, as necessary, provided that they agree to maintain the confidentiality thereof, and except as may be necessary to consummate the Transactions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BLUE RIDGE CHINA PARTNERS, L.P.,

By:	Blue Ridge China Holdings, L.P., its General Partner

By:	Blue Ridge Capital Offshore Holdings LLC, its General Partner

By:
Name:
Title:

EI FUND II CHINA, LLC

By:
Name:
Title:

XINYUAN REAL ESTATE, LTD.

By:
Name:	Zhang Yong
Title:	President

Zhang Yong, as a Management Shareholder

Yang Yuyan, as a Management Shareholder

SCHEDULE I

RELATED DOCUMENTS

1.	Amendment No. 1 to Shareholders Agreement attached hereto as Exhibit A.

2.	Indemnification Agreement between the Company and Angus Lo.

SCHEDULE II

CERTAIN INDEMNIFICATION OBLIGATIONS

1.	Any underpayment by any Member of the Company Group of EIT on or prior to the Closing Date, except as already accrued in the audited financial statements of the Company, as of December 31, 2005.

2.	Any failure to pay or underpayment by any Member of the Company Group or any agent thereof of social insurance contributions and/or any other employee benefits (and any interest payable thereon or in connection therewith) on or prior to November 18, 2006.

3.	Beijing Cornwill Investment & Consultancy Co., Ltd. or the dissolution or transfer thereof.

4.	Any amount by which projects completed on and as of the Closing Date have exceeded the amount budgeted therefor in the 2006 Budget by more than 5%.

5.	Any illegal or improper pre-completion sales of the premises prior to June 1, 2006.

6.	Henan Wanzhong Real Estate Co., Ltd. exceeding its development capacity as approved by the Governmental Bodies in developing project Central Garden.

7.	Henan Xinyuan exceeding its development capacity as approved by the Governmental Bodies in developing project Xinyuan Splendid.

8.	Xinyuan Property Management Co., Ltd. exceeding its property management capacity as approved by the Governmental Bodies for the provision of property management services.

9.	Mingyuan Landscape Engineering Co., Ltd.’s class 3 (temporary) qualification approved by the Governmental Bodies for the provision of landscaping services expiring as of November 11, 2006.

10.	The ongoing litigations in which any Member of the Company Group was involved as of August 22, 2006, and excluding any reasonable legal fees related thereto.

11.	Any activities of any Member of the Company Group and Jiantou prior to August 22, 2006 in violation of the representations and warranties in Section 4.15.

12.	Any and all Losses incurred prior to August 22, 2006 by the Company, any Member of the Company Group, or the Purchaser, associated with, arising from, or in connection with, Jiantou.

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Schedules

Disclosure Schedule

Schedule I	Related Documents
Schedule II	Certain Indemnification Obligations

Exhibits

Exhibit A	Amendment No. 1 to Shareholders Agreement
Exhibit B	Form of Memorandum of Association

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